Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-249519) on Form S-8 of our report dated April 22, 2026, with respect to the consolidated financial statements of Yalla Group Limited and the effectiveness of internal control over financial reporting.

/s/ KPMG Huazhen LLP

Beijing, China

April 22, 2026